Subsidiaries of the Company


    Aquagenix Land-Water Technologies, Inc. (formerly known as Environmental Waterway Management, Inc.)

    Aquagenix Land-Water Technologies of Arizona, Inc.

    Aquatic Dynamics, Inc.

    Aquatic and Right of Way Control, Inc.

    Aquagenix Land-Water Technologies of Georgia, Inc. (formerly known as Good Shepherd, Inc. d/b/a Green Pastures, Inc.)

    Florida Underground Petroleum Tank Contractors, Inc.

    AmerAquatic, Inc. (formerly known as Haas Environmental Services, Inc.)